Exhibit 99.1

Hercules Capital Enhances C-Suite for Future Growth

PALO ALTO, Calif., February 1, 2022 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced two internal promotions and one new addition to the executive management team. Christian Follmann, currently Sr. Director of Operations and Strategic Projects, has been named Chief Operating Officer, a new position within Hercules; Charlie Vandis, currently Sr. Managing Director of Credit, has been named Chief Credit Officer; and Kiersten Zaza Botelho has joined the Company as its General Counsel and Chief Compliance Officer.

“In 2021, Hercules added strategic capabilities and expanded its investment platform with the formation of our registered investment adviser and made significant investments in our team, infrastructure and platform that led to historical record performance in multiple categories,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Given the scale and reach we have achieved through these investments, we plan to take our business to the next level by investing in the executive management team to advance the capabilities of our Company, which is vital to the expansion and success of our industry-leading venture and growth stage lending platform.”

Bluestein added, “I would like to welcome Kiersten to the Hercules team and look forward to working with her. Having worked closely with Christian and Charlie over the course of many years, I have tremendous confidence in their respective abilities to align Hercules’ long-term growth objectives with industry-leading practices and initiatives to help drive and extend our market leadership position.”

Christian Follmann has served a long-term tenure of more than 15 years at Hercules and has made strategic contributions to the growth of the Company’s infrastructure and operations. Christian first joined Hercules as an analyst intern in the Palo Alto office in July 2006 and was promoted to the role of associate in December 2009 and then director of investment analysis and strategy in August 2011. Christian was promoted to Sr. Director of Operations and Strategic Projects in 2016. Christian graduated from Northeastern University and Reutlingen University in Germany, receiving a Bachelor of Science degree in International Business from each institution.

Charlie Vandis joined Hercules in 2017 to lead the East Coast Credit Team and was promoted to head lead for Hercules Credit in 2021. Prior to Hercules, Charlie was at GE Capital for 16 years where he spent most of his time as an underwriter and portfolio manager supporting Private Equity and strategic led buyouts, recapitalizations, acquisitions and refinancings. Charlie spent the last two years in GE Capital Corporate as part of the leadership team of Global Credit Risk Review. Charlie has a Bachelor of Arts degree in Economics and Asian Studies from Tufts University and an MBA from the University of Southern California’s Marshall School of Business.

Kiersten Zaza Botelho was a vice president and associate general counsel in the Boston office of Bain Capital Credit, LP from July 2019 to December 2021. At Bain, she advised the private credit and structured credit groups on transactions, offerings and strategic initiatives, with a specific responsibility for Bain’s business development company. Prior to Bain, Kiersten was a vice president in the New York legal department of BlackRock, Inc. from May 2017 to June 2019, where she focused on the firm’s closed-end funds and business development company. Before BlackRock, she was an associate in the investment management group at Skadden, Arps, Slate, Meagher & Flom LLP, where she represented public and private investment funds and investment advisers with the structuring and distribution of investment products, and in other regulatory, compliance and governance matters. Kiersten holds a Bachelor of Arts degree in International Relations from Boston University and a Juris Doctor from Boston University School of Law. She is a member of the Massachusetts State Bar.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $13 billion to over 540 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call (650) 289-3060.

Hercules Capital, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties. Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578

mhara@htgc.com